Exhibit 10.47
[Certain portions of this exhibit have been redacted pursuant to Item 601(b)(10)(iv) of Regulation S-K and marked with asterisks. The omitted information is (i) not material and (ii) the type that the registrant treats as private or confidential.]
Willowbrook: Trial Plaintiffs Settlement Term Sheet

Pursuant to this binding short form term sheet (“Trial Plaintiffs’ Term Sheet”), counsel for plaintiffs Susan Kamuda, Brian Kamuda, Teresa Fornek, Doug Fornek, Heather Schumacher, and Michael Schumacher, on the one hand, and defendants Sotera Health LLC and Sterigenics U.S. LLC (“Settling Defendants”), on the other hand, agree to the following terms in full and final resolution of the Covered Trial Claims (as defined below):

1.Documentation.

a.The Parties signing below (“Parties”) intend for this to be a binding Trial Plaintiffs’ Term Sheet upon execution by counsel for each Settling Trial Plaintiff and counsel for Settling Defendants.

b.The Parties agree to work in good faith to draft and execute a full settlement agreement in accordance with this Trial Plaintiffs’ Term Sheet (“Willowbrook Trial Plaintiffs Settlement Agreement”). The Willowbrook Trial Plaintiffs Settlement Agreement is subject to the approval of all of the Parties. The failure to execute a full Willowbrook Trial Plaintiffs Settlement Agreement does not impact the binding effect of this Trial Plaintiffs’ Term Sheet.

c.Settling Defendants expressly deny any and all liability. Nothing in this Trial Plaintiffs’ Term Sheet, including the qualified settlement fund amount, is an admission of any alleged fact, liability or fault, or that the use and/or emission of ethylene oxide by and/or from Sterigenics US’s operations in or around Willowbrook, Illinois has ever caused or created safety hazards or health risks of any sort to the Settling Trial Plaintiffs or the surrounding community.

2.Definitions.

a.The phrase “Settling Trial Plaintiffs” refers to plaintiffs Susan Kamuda, Brian Kamuda, Teresa Fornek, Doug Fornek, Heather Schumacher, and Michael Schumacher, collectively, who have asserted claims against defendants Sotera Health LLC and Sterigenics US LLC.

b.The phrase “Trial Plaintiffs’ Counsel” refers to the law firms representing the Settling Trial Plaintiffs: Salvi, Schostok & Pritchard PC for Susan and Brian Kamuda; Smith LaCien LLP for Teresa and Doug Fornek; and Romanucci & Blandin, LLC and Hart McLaughlin & Eldridge, LLC for Heather and Michael Schumacher.

c.“Sotera Health” refers to Sotera Health Company, Sotera Health Holdings, LLC, Sotera Health LLC, Sotera Health Topco Parent, LP, and Sotera Health GP, LLC.

d.“Sterigenics US” refers to Sterigenics U.S., LLC and all of its predecessor and successor entities.

e.“GTCR” refers to GTCR LLC, GTCR L.L.C., and GTCR Golder Rauner II, L.L.C.; all funds associated with GTCR LLC, GTCR L.L.C., and GTCR Golder Rauner II,

L.L.C., including without limitation GTCR Fund IX/A, L.P., GTCR Fund IX/B, L.P., GTCR Co-Invest III, L.P., GTCR Fund XI/A LP, GTCR Fund XI/CLP, GTCR
Partners XI/A&C LP, GTCR Co-Invest XI LP, GTCR Investment XI LLC, GTCR Fund XI/A VCOC, GTCR Fund XI/C VCOC; and the respective affiliates, managers, limited partners, and members of (i) GTCR LLC, GTCR L.L.C., GTCR Golder Rauner II, L.L.C., and (ii) the funds associated with GTCR LLC, GTCR L.L.C., and GTCR Golder Rauner II, L.L.C.

f.“Warburg Pincus” refers to Warburg Pincus LLC and all funds, general partners and management companies associated with or managed by Warburg Pincus LLC or its affiliates, including without limitation Warburg Pincus Private Equity XI, LP, Warburg Pincus Private Equity XI-B, LP, Warburg Pincus Private Equity XI-C, LP, Warburg Pincus XI Partners, LP, WP XI Partners, LP, Warburg Pincus XI, LP, WP Global, LLC, Warburg Pincus Partners I, LP, Warburg Pincus GP LLC, Warburg Pincus (Cayman) XI, LP, Warburg Pincus XI-C, LLC, Warburg Pincus Partners II (Cayman), LP, Warburg Pincus (Bermuda) Private Equity GP Ltd., Warburg Pincus & Co., WP XI, LP, Bull Co-Invest, LP, Warburg Pincus Private XI, LP, Warburg Pincus Partners II, LP, Warburg Pincus Partners II Holdings, LP, Warburg Pincus Partners GP LLC, Warburg Pincus Partners II Holdings (Cayman), LP, WPP II Administrative (Cayman), LLC and their respective affiliates, members, officers, directors, partners, and limited partners.

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g.The phrase “Settling Defendants” refers to Sotera Health LLC and Sterigenics U.S., LLC.

h.The phrase “Covered Trial Claims” refers to the following categories of claims:

i.All claims, past, present, and future, alleged or that could have been alleged for any injury, harm, or damages, and seeking any form of relief, including money damages, restitution, punitive or exemplary damages, injunctive relief, or any other form of relief, related to or arising from alleged use and/or emissions of ethylene oxide from Sterigenics US’s operations in or around Willowbrook, Illinois (“Willowbrook Claims”);

(1)Such claims include, but are not limited to, all claims against Sterigenics US as successor to Sterigenics EO, Inc., IBA S&I, Inc., Griffith Micro Science, Inc., Micro-Biotrol, Inc., and Micro-Biotrol Company related to the operations of any of those companies in or around Willowbrook, Illinois;

(2)All claims, past, present, and future, alleged or that could have been alleged for any injury, harm, or damages, and seeking any form of relief, including money damages, restitution, punitive or exemplary damages, injunctive relief, or any other form of relief, in: Kamuda v. Sterigenics US LLC, Case No. 2018-L-010475; Fornek v. Sterigenics US LLC, Case No. 2018-L-010744; and Schumacher v. Sterigenics US LLC, Case No. 2018-L-011939;

ii.Actions, citations, or potential actions or citations to enforce or collect on a judgment or verdict obtained in any case involving Willowbrook Claims, including but not limited to Kamuda v. Sterigenics US, LLC, Case No. 18-L- 010475 (Hon. Patrick Heneghan); and

iii.All claims, past, present, and future, alleged or that could have been alleged in the Bachoe et al. v. Sotera Health Company, et al. action filed on November 1, 2022 in the Circuit Court of Cook County (Case No. 2022-L- 009825), the Bachoe et al. v. Sotera Health Company, et al. action now pending in the U.S. District Court for the Northern District of Illinois (Case No. 22-cv-06292), and any other actual or potential actions seeking to challenge any transfer of assets to or from Sterigenics U.S., LLC, Sotera Health LLC, or any other Released Parties to any other entity or person.

i.The phrase “Released Parties” refers to Sotera Health, Sterigenics US, Warburg Pincus, GTCR, and all their affiliates, predecessors, successors, direct or indirect parents, direct or indirect subsidiaries, assigns, as well as any current, former, direct or indirect partners, managers, members, shareholders, employees, directors, officers, management companies, incorporators, investors, attorneys, agents or other representatives, including without limitation [***]. Released Parties also refers to the Released Parties’ insurers, including without limitation Steadfast Insurance Company/Zurich Insurance Group and National Union/AIG.

j.The phrase “QSF” means a qualified settlement fund.

k.The “Willowbrook Group Settlement Term Sheet” refers to the term sheet contemporaneously entered into between Settling Defendants, Trial Plaintiffs’ Counsel, and other counsel, titled the “Willowbrook: Group Settlement Term Sheet,” and the “Willowbrook Group Settlement” means the settlement covered by such Term Sheet.

3.Failure to Trigger the Settlement Payments.

a.Settling Defendants have contemporaneously entered into a Willowbrook Group Settlement Term Sheet with Trial Plaintiffs’ Counsel and counsel for other plaintiffs asserting Covered Claims against Released Parties. In the event the Willowbrook Group Settlement Term Sheet fails, is voided, or otherwise does not become effective as to all of the parties to that Agreement, then the payment triggers for this Trial Plaintiffs’ Term Sheet cannot occur and this Trial Plaintiffs’ Term Sheet shall be null and void and of no force or effect.
b.The trigger for the disbursement of the Trial Plaintiff Settlement Funds (as defined below) from the Trial Plaintiffs’ Settlement Escrow Account (as defined below) to the Settling Trial Plaintiffs’ QSF (as defined below) is the date that the Settlement Funds are released from the Escrow Account to the QSF for the Willowbrook Group Settlement.

c.The trigger for the disbursement of the Trial Plaintiff Funds from the Settling Trial Plaintiffs QSF to the Settling Trial Plaintiffs is the date the Settlement Funds are released from the QSF to the Settling Claimants for the Willowbrook Group Settlement.

4.Settlement Agreement and Releases.

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a.The Parties will cooperate in preparing a Willowbrook Trial Plaintiffs Settlement Agreement that complies in all respects with applicable state Rules of Professional Responsibility, including, to the extent applicable, Illinois Rule of Professional Conduct 1.8(g). The Willowbrook Trial Plaintiffs Settlement Agreement will include a release of Covered Trial Claims (“Release”) and covenant not to sue for execution by each Settling Trial Plaintiff.

b.In the Release, Settling Trial Plaintiffs will agree to release and covenant not to sue the Released Parties for all Covered Trial Claims and any claims that are or could have been brought based against any Released Parties relating to the Covered Trial Claims or based on the conduct alleged in the litigation relating to any Covered Trial Claims.

i.The Settling Trial Plaintiffs will further expressly acknowledge and agree to release any rights they may have regarding claims relating to or arising from any Covered Trial Claims that the Settling Trial Plaintiff does not know or suspect to exist in his or her favor at the time of executing the Release and that, if known by him or her, would have materially affected his or her settlement with the Released Parties. The Settling Trial Plaintiffs expressly and knowingly waive any statutory or judicial provisions, rulings, or mandates to the contrary.

ii.Settling Trial Plaintiffs will further agree to release all claims, past, present, and future, alleged or that could have been alleged against insurers who have any of the Released Parties as a Named Insured, including but not limited to Steadfast Insurance Company/Zurich Insurance Group and National Union/AIG, relating to or arising from any Covered Trial Claims. For avoidance of doubt, Released Parties maintain, and do not release, any claims they may have against their insurers.

c.The Release will further require that, if any Settling Trial Plaintiff settles with any third party against whom claims are not released through this settlement (collectively, “Non-Settling Third Parties”), the Settling Trial Plaintiff will obtain a release from the Non-Settling Third Party for Released Parties for any claim for indemnity, contribution, or similar theory. If any Settling Trial Plaintiff obtains a judgment against any Non-Settling Third Party, such Settling Trial Plaintiff will not execute on any portion of that judgment that the Non-Settling Third Party successfully seeks from Released Parties via a claim for indemnity or contribution or similar claim. Settling Trial Plaintiffs agree to indemnify Released Parties for any claims for indemnity or contribution brought by any Non-Settling Third Parties against Released Parties arising from or relating to Settled Claims.

d.Each Settling Trial Plaintiff’s executed Release will promptly be tendered to counsel for the Settling Defendants, and Settling Trial Plaintiffs will tender a Stipulation for Dismissal with Prejudice to Settling Defendants by January 13, 2023. The Release will not become effective, and Settling Defendants are not permitted to file the Stipulation of Dismissal with Prejudice with the Court, until the Settlement Funds are released from the Trial Plaintiffs’ Settlement Escrow Account to the Settling Trial Plaintiffs’ QSF for the Settling Trial Plaintiffs’ settlement

5.Liens and Rights of Subrogation.

a.Settling Trial Plaintiffs are solely responsible for their respective liens and will indemnify and hold harmless Settling Defendants and all Released Parties from claims by lienholders, actual or asserted.

b.The Parties will establish a process for identifying and resolving liens or subrogation or subrogated claims prior to the funding of the Settling Trial Plaintiffs’ QSF.

c.Settling Trial Plaintiffs agree that any interest in, lien on, or right of subrogation in their Covered Trial Claim by or belonging to any and all entities and individuals, including without limitation any governmental agencies or authorities, attorneys, litigation funders, healthcare providers, and/or insurers, will be satisfied by the Settling Trial Plaintiff’s allocated payment.

d.Each Trial Plaintiffs’ Counsel indemnifies and agrees to hold harmless each Settling Defendant and all Released Parties from any claim of any holder of a lien on Trial Plaintiffs’ Counsel , to the extent such lien is applicable exclusively to Trial Plaintiffs’ Counsel and not to any Settling Trial Plaintiff.

e.Released Parties are not responsible for liens or subrogation claims against settlement payments or the costs and expenses incurred in resolving any such liens or subrogation claims against settlement payments.

6.Conditions Relating to Willowbrook Group Settlement.

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a.This Trial Plaintiffs’ Term Sheet incorporates Paragraph 5 of the Willowbrook Group Settlement Term Sheet. In the event any of the walk-away rights set forth in Paragraph 5(a)-(f) of the Willowbrook Group Settlement Term Sheet are triggered, then Settling Defendants have the absolute option to walk away from the settlement reflected in this Trial Plaintiffs’ Term Sheet. In that event, Settling Defendants will promptly return to the relevant Trial Plaintiff’s Counsel each Settling Trial Plaintiff’s executed Release and stipulation of dismissal that was tendered to counsel for the Settling Defendants.
b.For avoidance of doubt, Settling Defendants have the absolute option, in their sole discretion, to walk away from and void this Trial Plaintiffs’ Term Sheet and the resulting Trial Plaintiffs’ Settlement Agreement if any of the Settling Trial Plaintiffs decline to execute a Release and covenant not to sue.

c.The Settling Trial Plantiffs and Trial Plaintiffs’ counsel will cooperate in and use best efforts to obtain a Good Faith Settlement Determination.

7.Settlement Funding and Procedure.

a.The amount of settlement funds for the Settling Trial Plaintiffs’ settlement will be
$122.5 million (“Trial Plaintiffs’ Settlement Funds”), to be allocated among the Settling Trial Plaintiffs as follows:

i.Susan and Brian Kamuda will be allocated $[***];

ii.Teresa and Doug Fornek will be allocated $[***]; and

iii.Heather and Michael Schumacher will be allocated $[***].

b.The Parties will establish an escrow account for the Trial Plaintiffs’ Settlement Funds (“Trial Plaintiffs’ Settlement Escrow Account”) with the same institution used to hold the Escrow Account established for the Willowbrook Group Settlement Term Sheet (“Trial Plaintiffs’ Settlement Escrow Agent”). The Parties will cooperate to prepare an escrow agreement with instructions to the Trial Plaintiffs’ Settlement Escrow Agent consistent with the obligations set forth in this Trial Plaintiffs’ Term Sheet.

c.The Parties will also establish an interest-bearing qualified settlement fund (“Settling Trial Plaintiffs’ QSF”). The financial institution to hold the Settling Trial Plaintiffs’ QSF will be the same one used to hold the QSF established for the Willowbrook Group Settlement Term Sheet. The QSF shall be treated as being at all times a “qualified settlement fund” for US federal income tax purposes, and the Parties shall act accordingly.

d.Sterigenics U.S., LLC is exclusively responsible for paying the Trial Plaintiffs’ Settlement Funds to the Trial Plaintiffs’ Settlement Escrow Account.

e.Sotera Health Company agrees to be guarantor of Sterigenics U.S., LLC’s obligation to pay the Trial Plaintiffs’ Settlement Funds to the Trial Plaintiffs’ Settlement Escrow Account until said funds are deposited into the Trial Plaintiffs’ Settlement Escrow Account.

f.Sterigenics U.S., LLC will deposit the Trial Plaintiffs’ Settlement Funds in the Trial Plaintiffs’ Settlement Escrow Account or transmit the Trial Plaintiffs’ Settlement Funds to the designated Trial Plaintiffs’ Settlement Escrow Agent to be deposited into the Trial Plaintiffs’ Settlement Escrow Account by or on May 1, 2023, subject to the conditions set forth below in subsection (h).

g.Subject to the conditions set forth in subsection (h), the Trial Plaintiffs’ Settlement Escrow Agent will release the Trial Plaintiffs’ Settlement Funds from the Trial Plaintiffs’ Settlement Escrow Account to the Settling Trial Plaintiffs’ QSF on the same date that the Settlement Funds (as defined in the Willowbrook Group Settlement Term Sheet) are released to the QSF for the Willowbrook Group Settlement, subject to the conditions set forth in subsection (h).

h.In the event of the failure of any of the conditions set forth below, the duties set forth in subsections (f) and (g) will be deferred until the conditions have been satisfied:

i.the continued operation of a stay on the actions set forth in Paragraph 8 below;

ii.the absence of any viable lawsuit challenging this Trial Plaintiffs’ Term Sheet or the Willowbrook Trial Plaintiffs’ Settlement Agreement; or

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iii.compliance by Trial Plaintiffs’ Counsel with all material duties and obligations set forth in this Trial Plaintiffs’ Term Sheet or the Willowbrook Trial Plaintiffs’ Settlement Agreement.

i.In the event the Settling Defendants exercise their walk-away rights under the Willowbrook Group Settlement Term Sheet, or this Trial Plaintiffs’ Term Sheet otherwise becomes void, the duties set forth in subsections (f) and (g) are likewise void. In the event Sterigenics U.S., LLC has already deposited the Trial Plaintiffs’ Settlement Funds into the Trial Plaintiffs’ Settlement Escrow Account, those funds will be promptly returned by the Trial Plaintiffs’ Settlement Escrow Agent to Sterigenics U.S., LLC.

j.Any disagreement or dispute between the parties involving the conditions or obligations of the Parties described in this Paragraph will be resolved by the Parties submitting any such disagreement or dispute to Miles Ruthberg, whose resolution of the dispute will be final.

k.The Settling Trial Plaintiffs’ QSF will be administered by a QSF Administrator, who will be designated by mutual agreement of the Parties. The QSF Administrator may be the same individual who serves as the Claims Administrator or QSF Administrator for the Willowbrook Group Settlement Program.

l.Fees or costs of the QSF Administrator or any fees or costs associated with establishing and/or maintaining the Settling Trial Plaintiffs’ QSF are to be paid by Settling Trial Plaintiffs and/or Trial Plaintiffs’ Counsel from the Settling Trial Plaintiffs’ QSF, consistent with applicable state Rules of Professional Conduct.

m.Promptly upon receipt of the full amount of the Trial Plaintiffs’ Settlement Funds in the Settling Trial Plaintiffs’ QSF, and conditioned on the execution of the Release by the Settling Trial Plaintiff, the QSF Administrator will release the amount of Trial Plaintiffs’ Settlement Funds set forth above to the relevant Trial Plaintiffs’ Counsel, in trust for the Settling Trial Plaintiff, subject to (a) any applicable lien holdbacks or payment obligations, and (b) the payment of any court-ordered common cost assessments.

n.Released Parties have no responsibility whatsoever for the payment of Settling Trial Plaintiffs’ attorneys’ fees or costs, or for the payment of any taxes owed by Settling Trial Plaintiffs, or for satisfaction of liens associated with allocations of funds.

o.Settling Defendants and their counsel have played no role in, will play no role in, and will neither take nor bear any responsibility for the allocation of Settlement Funds among the settling plaintiffs or the allocation of settlement funds between settling plaintiffs and Plaintiffs’ Counsel.

p.Sotera Health Company’s agreement to serve as guarantor of Sterigenics U.S., LLC’s obligation to pay the Trial Plaintiffs’ Settlement Funds to the Trial Plaintiffs’ Settlement Escrow Account does not constitute an admission of liability or responsibility as a parent company for the actions of Sterigenics U.S., LLC or any other subsidiary with respect to any of the Covered Trial Claims.

8.Stay.

a.On January 9, 2023, the Parties will jointly seek a stay of (a) all pending cases related to the Settling Trial Plaintiffs’ Covered Trial Claims for the purpose of finalizing the Willowbrook Trial Plaintiffs Settlement Agreement; and (b) actions, citations, or potential actions or citations to enforce or collect on the judgment obtained in Kamuda v. Sterigenics US, LLC, Case No. 18-L-010475 (Hon. Patrick Heneghan).

b.The Parties will request the stays remain in place until the Settling Trial Plaintiffs dismiss all pending Covered Trial Claims pursuant to Paragraph 9 below, or Settling Defendants walk away from the settlement.

c.The Parties’ agreement to the terms reflected in this Trial Plaintiffs’ Term Sheet is contingent on the grant of a stay as described in subsections (a)-(b) above.

d.In the event the Settling Defendants exercise their walk-away rights under this Term Sheet, or this Term Sheet otherwise becomes void, Settling Trial Plaintiffs may seek an immediate lifting of the stay set forth in 8(a).

9.Dismissal and Termination of Citation Liens.

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a.Within one (1) day of the release of funds from the Settling Trial Plaintiffs’ QSF to the Settling Trial Plaintiffs, Settling Defendants will file the Stipulation for Dismissal with Prejudice; and each Settling Trial Plaintiff will withdraw, terminate, or dismiss all citations issued to the Released Parties and all other entities in connection with Kamuda v. Sterigenics U.S., LLC, Case No. 18-L-010475 (Hon. Patrick Heneghan) or any other Covered Trial Claims.

b.Settling Trial Plaintiffs will take any further steps necessary to terminate, remove, dissolve, or nullify the liens created by citations issued to Released Parties and other entities in connection with Kamuda v. Sterigenics U.S., LLC, Case No. 18-L-010475 (Hon. Patrick Heneghan).

10.Confidentiality.

a.The Parties agree to maintain confidentiality of the fact of this Trial Plaintiffs’ Term Sheet, any Willowbrook Trial Plaintiffs Settlement Agreement, and the terms of such Trial Plaintiffs’ Term Sheet and Willowbrook Trial Plaintiffs Settlement Agreement, until the filing of a motion to obtain a stay of litigation. Trial Plaintiffs’ Counsel also can discuss the fact, but not amount, of the settlement with Griffith Foods.

b.Settling Trial Plaintiffs and Trial Plaintiffs’ Counsel will not issue any press releases, press briefings, tweets, Instagram posts, or any other social media posts relating to the Trial Plaintiffs’ Term Sheet, any Willowbrook Trial Plaintiffs Settlement Agreement, or the terms of the Trial Plaintiffs’ Term Sheet and Willowbrook Trial Plaintiffs Settlement Agreement. Trial Plaintiffs’ Counsel will not identify Settling Defendants or Released Parties by name in any marketing communications, including websites, but may otherwise discuss information in the public domain.

c.Trial Plaintiffs’ Counsel acknowledge that Settling Defendants will be disclosing the principal terms of the overall settlement (including the total amount to be paid by the Settling Defendants) and may also, disclose this Trial Plaintiffs’ Term Sheet and the Willowbrook Trial Plaintiffs’ Term Sheet if the Settling Defendants determine that such disclosure is required by federal securities laws and regulations. Settling Defendants will redact the allocations to the Trial Plaintiffs as set forth in Paragraph 7(a) if they determine that such redactions are consistent with their obligations under the securities laws (as they presently believe to be the case).

d.The Parties agree that while nothing in this Trial Plaintiffs’ Term Sheet is or will be intended to operate as a restriction on the right of PEC to practice law within the meaning of the relevant states’ equivalent to Rule 5.6(b) of the ABA Model Rules of Professional Conduct in any jurisdiction in which the firm may practice or whose Rules may otherwise apply, Trial Plaintiffs’ Counsel represents that they and their respective law firm have no present intention to solicit, accept, or represent new clients for the purpose of bringing any Covered Trial Claim against any Released Party.

e.The Parties agree that while nothing in this Trial Plaintiffs’ Term Sheet is or will be intended to operate as a restriction on the right of PEC to practice law within the meaning of the relevant states’ equivalent to Rule 5.6(b) of the ABA Model Rules of Professional Conduct in any jurisdiction in which the firm may practice or whose Rules may otherwise apply, Trial Plaintiffs’ Counsel affirm that, to the best of their knowledge, they have ceased all firm-directed and direct advertising for Covered Trial Claims and have no present intention to resume such advertising. This includes purchases of Google ad words, emails or other communications with client databases regarding Covered Trial Claims and any other solicitation originating from any Trial Plaintiffs’ Counsel in any medium, including television, billboards, websites, blogs, internet ads or pop-ups, newspapers, magazines, Facebook, Twitter, Instagram, or other social media outlets.

11.The dates for commencing or completing of certain actions with this agreement are goals, and not necessarily deadlines. If a goal date or dates are not met on the precise date as set forth herein, the Parties will work together to adjust the timeline goals in order for the Parties to accomplish their agreed upon desire to complete this settlement.

12.With the exception of the Settling Defendants, and notwithstanding any other provision herein, none of the Released Parties has any obligation to the Settling Trial Plaintiffs, financial or otherwise, under this Trial Plaintiffs’ Term Sheet or otherwise as a result of or in consideration for the Settling Trial Plaintiffs’ entering into the settlement or for releasing and covenanting not to sue the Released Parties.

13.The Parties shall cooperate with respect to compliance with any required tax reporting, including by using reasonable efforts to provide (or to cause Plaintiffs’ Counsel, Plaintiffs, and Clients to provide) any information or tax forms reasonably requested by the Settling Defendants or the Claims Administrator. No amount of taxes shall be withheld by any person making a payment pursuant to the settlement in accordance with this Trial Plaintiffs’ Term Sheet except to the extent required by applicable law.

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14.Governing Law. This Trial Plaintiffs’ Term Sheet shall be governed by and construed in accordance with the law of the State of Illinois without regard to any choice-of-law rules that would require the application of the law of another jurisdiction. Any such proceedings relating to this Term Sheet shall be filed in the Circuit Court of Cook County, Illinois.

15.Electronic Signatures. This Trial Plaintiffs’ Term Sheet and any amendments thereto, to the extent signed and delivered by means of a facsimile machine or electronic scan (including in the form of an Adobe Acrobat PDF file format), shall be treated in all manner and respects as an original agreement and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

16.Counterparts. This Trial Plaintiffs’ Term Sheet may be executed in any number of counterparts, each of which shall be an original and all of which shall together constitute one and the same instrument. It shall not be necessary for any counterpart to bear the signature of all Parties. Counsel for any Party shall be authorized to assemble a composite counterpart which shall consist of one copy of each page, except the signature pages, together with multiple counterpart signature pages executed on behalf of every party to this Trial Plaintiffs’ Term Sheet. The composite counterpart may then be used by any Party for all purposes as the complete signed and executed Trial Plaintiffs’ Term Sheet.

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Trial Plaintiff's Counsel

/s/ Patrick A. Salvi, II
Patrick A. Salvi, II
Salvi, Schostok & Pritchard P.C., for Susan and Brian Kamuda

/s/ Antonio Romanucci
Antonio Romanucci
Romanucci & Blandin LLC, for Heather and Michael Schumacher

/s/ Todd A. Smith
Todd A. Smith
Smith LaCien LLP, for Doug and Teresa Fornek

/s/ Steven A. Hart
Steven A. Hart
Hart, McLaughlin & Eldridge, for Heather and Michael Schumacher

Settling Defendants

/s/ Matthew J. Klaben
Matthew J. Klaben
Sotera Health LLC
January 9, 2023

/s/ Matthew J. Klaben
Matthew J. Klaben
Sterigenics U.S., LLC
January 9, 2023

As Guarantor

/s/ Alexander Dimitrief
Alexander Dimitrief
Sotera Health Company
January 9, 2023